Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FOURTH QUARTER AND TWELVE-MONTH RESULTS FOR FISCAL YEAR 2007

Plymouth, Michigan, August 28, 2007 - Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $62.3 million and net income of $1.5 million, or $0.17 per diluted share, for the fiscal year ended June 30, 2007, compared with net sales of $57.9 million and net income of $3.2 million, or $0.35 per diluted share, for the same period one year ago. For the fourth quarter ended June 30, 2007, the Company reported record net sales of $23.4 million and net income of $2.3 million, or $0.26 per diluted share, compared with net sales of $14.5 million and a net loss of $272,000, or $(0.03) per diluted share, for the quarter ended June 30, 2006. Fiscal 2007 results included net non-cash, stock-based compensation expense of $128,000, or $0.01 per diluted share, for the fourth quarter and $647,000, or $0.07 per diluted share, for the full year. This compares to stock-based compensation expense in fiscal 2006 of $114,000, or $0.01 per diluted share, for the fourth quarter and $537,000, or $0.06 per diluted share, for the full year.

The Company has three main product groupings - Automated Systems, Value Added Services, and Technology Products. Overall, fiscal 2007 revenue increased 7.6%, or $4.4 million, over fiscal 2006 revenue. The increase resulted from a $9.1 million increase in the Company’s Technology Products group, a $5.8 million decrease in Automated Systems, and a $1.1 million increase in Value Added Services primarily related to Automated Systems. Technology Products include the Company’s new commercial products line that began contributing to revenue in the third quarter of fiscal 2007 and was the primary factor for the increase in revenue over fiscal 2006. Gross profit margin for fiscal 2007 was 43.4% compared to 47.1% in fiscal 2006. The change in margins was primarily due to the shift in the revenue mix among the Company’s product offerings.

Selling, general and administrative (SG&A) expense was $17.3 million in fiscal 2007, compared to $15.2 million in fiscal 2006. The increase was primarily attributable to the investments in personnel in Asia to support the growth opportunities there, additional personnel to support the commercial products line, modest salary and benefit increases, and the effect of the strengthening Euro on European costs. SG&A expense in the fourth quarter of fiscal 2007 was $5.0 million compared to $4.4 million in the fourth quarter of fiscal 2006. The higher cost was attributable to the same factors that affected full year SG&A costs. Engineering, research and development expenses of $7.9 million in fiscal 2007 were approximately $120,000 higher than fiscal 2006 primarily due to increases in contract services and salary and benefit increases that were partially offset by lower costs in engineering materials.

The increase in interest income for fiscal 2007 compared with fiscal 2006 resulted from higher yields on Company investments in fiscal 2007.

The Company had total new order bookings of $66.4 million during fiscal 2007 compared with $58.7 million in fiscal 2006. Total new order bookings during the fourth quarter were $19.7 million compared with $16.3 million for the fourth quarter of fiscal 2006 and $20.0 million for the third quarter ended March 31, 2007. The growth in commercial products orders was the principal source of the increase in bookings for both the full year and the fourth quarter. The Company's backlog remained strong at $23.0 million as of June 30, 2007 compared with $18.8 million as of June 30, 2006, and $26.6 million for the third quarter ended March 31, 2007.

Alfred A. Pease, chairman, president and chief executive officer, commented, "Operating results for the fourth quarter, and for the fiscal year as a whole, were considerably better than we expected when we began the quarter and the fourth quarter’s revenue was, in fact, a record for any quarter in our history. The sales improvement was primarily due to acceleration in the timing of customer delivery schedules for Automated Systems deliveries that were to have been delivered early in the first quarter of fiscal 2008 and sales from our commercial products line.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 28, 2007

“We expect that first quarter fiscal year 2008 sales will be closer to third quarter fiscal 2007 levels than those of the fourth quarter of fiscal 2007 because of the accelerated deliveries in the fourth quarter of fiscal 2007, some normal summer seasonality in commercial products sales, and because our commercial product is still in its initial launch phase. Nevertheless, we continue to expect strong revenue growth in succeeding quarters and for the fiscal year as a whole, particularly in Technology Products, driven for the most part by growth in the commercial products line. We are very excited about the growth potential from our investments in commercial products and from our investments in the automotive business in Asia, and the long term returns we expect they will bring our Company and its shareholders. We also expect the North American and European automotive related cost reductions that we implemented in the fourth quarter will have a positive impact on fiscal 2008 earnings without affecting our growth. In addition, our balance sheet remains strong. We had $17.2 million of cash, no debt and shareholders’ equity of $53.8 million, or $6.22 per diluted share, as of June 30, 2007.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 10:00 a.m. (EDT). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=41829 or by dialing 866 226-1792 (domestic callers) or 416 641-6111 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast beginning at 1:00 p.m. today and running until 11:59 p.m. on Tuesday, September 4, 2007. You can access the rebroadcast by dialing 800 408-3053 (domestic callers) or 416 695-5800 (international callers) and entering the passcode 3231599. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s Automated Systems Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron’s Technology Products provide innovative solutions for scanning and inspection, serving industrial, trade and consumer applications. The Company also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore and China. For more information, please visit www.perceptron.com.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 28, 2007

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2008 and future revenue, expenses, new order bookings, net income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of, the introduction of and revenue and net income increases from new products which the Company has recently introduced or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2006, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the U.S. and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability of the Company to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

August 28, 2007

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Sales	$23,354	$14,480	$62,252	$57,875
Cost of Sales	12,644	8,223	35,252	30,588
Gross Profit	10,710	6,257	27,000	27,287
Selling, General and Administrative Expense	4,978	4,361	17,262	15,155
Engineering, Research and Development Expense	2,198	2,022	7,885	7,764
Operating Income (Loss)	3,534	(126)	1,853	4,368
Interest Income, net	191	265	958	722
Foreign Currency and Other Income (Expense)	(47)	(287)	(65)	(163)
Income (Loss) Before Income Taxes	3,678	(148)	2,746	4,927
Income Tax Expense	1,405	124	1,287	1,688
Net Income (Loss)	$2,273	$(272)	$1,459	$3,239

Earnings (Loss) Per Share
Basic	$0.28	($0.03)	$0.18	$0.38
Diluted	$0.26	($0.03)	$0.17	$0.35

Weighted Average Common Shares Outstanding
Basic	8,026	8,375	8,114	8,582
Diluted	8,647	9,017	8,761	9,200

Condensed Balance Sheets	June 30,	June 30,
	2007	2006
Cash and Cash Equivalents	$17,178	$25,188
Receivables, net	24,944	17,194
Inventories, net	7,625	6,433
Other Current Assets	4,268	2,002
Property and Equipment, net	7,057	7,408
Other Non-Current Assets, net	4,384	4,170
Total Assets	$65,456	$62,395

Current Liabilities	$11,651	$8,165
Shareholders' Equity	53,805	54,230
Total Liabilities and Shareholders' Equity	$65,456	$62,395

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700